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                                                                    Exhibit 99.1



CONTACT:
Dawn Nakao
Investor Relations Manager
Hyseq, Inc.
408-524-8100

Lee Stern (Investors)
The Trout Group
212-477-9007

FOR IMMEDIATE RELEASE


             HYSEQ ANNOUNCES ENGAGEMENT OF KPMG AS NEW AUDITORS

SUNNYVALE, Calif., April 24, 2000 /PRNewswire/ -- Hyseq, Inc. (Nasdaq: HYSQ) announced today the engagement of KPMG LLP as its new independent auditors.
"We are pleased to continue the longstanding relationship and excellent service that Dr. Rathmann, Chairman of Hyseq, enjoyed with KPMG while he was Chairman of ICOS Corporation," said Lewis S. Gruber, President and Chief Executive Officer of Hyseq. The Company expects a smooth transition to the new auditors. KPMG will be in place to review the Company's first quarter 2000 financial statements. Due to the timing of the engagement, Hyseq expects to announce its earnings for the first quarter of 2000 on Thursday, May 4, 2000. The call-in number for a conference call to discuss first quarter earnings will be announced later this week.

"Since joining us two months ago, Dr. Rathmann has been instrumental in helping us as we continue to shift out of our gene discovery stage and into development of product candidates such as our IL-1Hy and CD39 product candidates," Mr. Gruber continued. "We are finishing our complete sequencing of novel genes with potential commercial value, having announced earlier this year that we had over 5,000 completely sequenced genes. Out of this reservoir, we expect to continue growing our biopharmaceutical pipeline," he added.

Hyseq is researching and developing biopharmaceuticals to treat acute and chronic diseases. Hyseq uses its high-throughput proprietary technology for discovering and developing therapeutic product candidates and for pharmacogenomic and polymorphism analysis. Hyseq has collaborations for gene-based products and for commercializing its HyChip(TM) biochip. Information about Hyseq is available at www.hyseq.com or by phoning 408-524-8100. Hyseq's wholly-owned subsidiary, GeneSolutions Inc., offers genomic resources to pharmaceutical and biomedical researchers on the Internet at www.genesolutions.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe" "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. For a discussion of factors that may cause results to differ, see the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 1999. Hyseq disclaims any intent or obligation to update these forward-looking statements.